CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                                      OF
                       FINANCIAL FEDERAL CORPORATION

 The undersigned, Paul R. Sinsheimer, President, and Troy H. Geisser, Secretary and Senior Vice President, of Financial Federal Corporation, a Nevada corporation (the "Company"), do hereby certify that:

      1. The Board of Directors of the Company at a Board Meeting duly convened on the 28th day of September, 1998, adopted a resolution to amend the Articles of Incorporation of the Company as follows:

      "Article FOURTH of the Articles of Incorporation shall be amended by deleting paragraph A thereof in its entirety and substituting the following in lieu thereof:

      FOURTH:
      -------
      A. The amount of the total authorized capital stock of the Corporation shall consist of One Hundred Five Million shares of which One Hundred Million shall be shares of Common Stock, par value $.50 per share, and Five Million shall be shares of Preferred Stock, par value $1.00 per share."


      2. The Board of Directors at a Board Meeting duly convened on the 28th day of September, 1998, authorized the submission of such amendment to the stockholders for approval at the Annual Meeting of Stockholders.

      3. The Board of Directors at a Board Meeting duly convened on the 12th day of March, 1998, set October 23, 1998 as the record date for the Annual Meeting of Stockholders to be held on December 8, 1998.

      4. At the Annual Meeting of Stockholders, 8,584,254 shares of Common Stock, constituting a majority of shares of Common Stock outstanding and entitled to vote thereon, consented to and approved such amendment and, accordingly, such amendment has been duly adopted. The number of shares of Common Stock of the Company outstanding and entitled to vote on such amendment was 14,864,646.



                             ------------------------------------
                             By: Paul R. Sinsheimer
                             Its: President


                             ------------------------------------
                             By: Troy H. Geisser
                             Its: Secretary and Senior Vice President


  State of  New York)
               ) ss.:
  County of  New York)

      On December 9, 1998, personally appeared before me, a Notary Public, Paul R. Sinsheimer and Troy H. Geisser who acknowledged that they executed the above instrument.


                             ---------------------------------------
                             Signature of Notary


      [Notary Stamp or Seal]

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